EXHIBIT 10.2

Grantee: _______________________

Grant Date: May 16, 2008	Date First Exercisable: May 1, 2009

Expiration Date: May 17, 2018	Number of Shares: _______________________

Exercise Price Per Share: $22.69

Dear _______________________:

                    Re:          Stock Option Grant - Fiscal Year 2009

                    I am pleased to inform you that Spartan Stores, Inc., a Michigan corporation, ("Spartan") has granted to you under the Spartan Stores, Inc. Stock Incentive Plan of 2005 (the "Plan") the option to purchase the shares of Spartan's Common Stock described above (the "Option"). By accepting this grant, you agree that the Option and shares to be issued upon exercise of the Option are subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control.

                    Grant of Nonqualified Option. Spartan grants to you an option to purchase the number of shares of Spartan Common Stock set forth above. This Option is a non-qualified option and is not intended to be an incentive stock option as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended. This grant of an Option shall not confer any right to you to be granted an Option or other awards in the future under the Plan.

                    Term and Vesting. Your right to exercise the Option according to its terms shall commence on the "Date First Exercisable" shown above and shall terminate on the "Expiration Date" shown above, unless earlier terminated under this letter or the Plan. Your right to exercise the Option shall vest over a four-year period as follows: twenty-five percent (25%) of the shares covered by this Option under this grant shall vest on the "Date First Exercisable", and twenty-five percent (25%) of such shares shall vest on each of the first, second and third anniversaries of the "Date First Exercisable," in each case rounded to the nearest whole number of shares.

                    Purchase Price; Payment. The price per share of the shares of Common Stock to be purchased upon exercise of the Option shall be the "Exercise Price Per Share" set forth above, subject to adjustment as provided in the Plan. In exercising the Option, you shall pay the exercise price (1) in cash, (2) by check payable to the order of Spartan Stores, Inc., (3) if the Committee (as defined in the Plan) consents, in the form of tendering for surrender previously acquired shares of Spartan Common Stock you have owned for at least six months (such shares to be valued at their Market Value (as determined under the Plan) at the time of delivery to Spartan) that have an aggregate Market Value at the time of exercise equal to the total exercise price of the shares purchased or (4) any combination of the foregoing. For the avoidance of doubt, in the event you choose to pay the purchase price by tendering for surrender previously owned shares, the number of shares issued to you upon the exercise of the Option shall be the net of the shares surrendered.

                    Exercise of Option. You may exercise the vested and exercisable portion of this Option, in whole or in part, by an executed notice of exercise, which shall be effective upon receipt by Spartan's Benefits Manager or his or her designee or successor at Spartan's main office, accompanied by full payment (as set forth above) of the option price; provided, however, that no exercise may occur subsequent to the close of business on the "Expiration Date". The notice shall be signed by you or your legal representative and shall set forth the number of shares to be purchased and shall indicate your instructions with respect to a reasonable time and place for delivery of certificates for the shares. Upon payment of the purchase price and any required withholding amount, unless the Board has authorized the issuance of shares without certificates, Spartan will deliver a certificate or certificates for such shares; provided, however, that delivery may be postponed for such period as may be required for Spartan with reasonable diligence to comply with any registration requirements under any securities laws or any other laws or regulations applicable to the issuance, listing or transfer of such shares, or Nasdaq Marketplace Rules or related agreements. If you fail to accept delivery of and pay for all or any of the shares specified in the notice upon tender or delivery of the shares, your right to exercise the Option with respect to such undelivered shares will terminate; however, your remaining Options not yet exercised or terminated shall continue in force.

                    Termination of Employment. If your employment with Spartan terminates, you may exercise the Option as set forth below; provided, however, that in no event may you exercise the Option beyond the Expiration Date set forth above:

                    (1)          Death or Disability. In the event of termination of your employment due to your death or Disability (as defined in the Plan), for a period of twelve months following the termination of employment, you (or the representative of your estate, in the case of death) may exercise any or all of the then-unexercised portion of the Option to the extent vested at the time of the termination. The unvested portion of the Option will be forfeited.

                    (2)          Retirement. In the event of your Retirement (as defined in the Plan), you may exercise any or all of the then unexercised portion of the Option to the extent vested at the time of the Retirement in accordance with the terms of this letter, and the unvested portion of the Option shall continue to vest and be exercisable in accordance with the terms of this letter.

                    (3)          Termination by Spartan. In the event of termination of your employment by Spartan for any reason, effective as of the date of the termination of employment: (a) you will have no further right to exercise the vested portion of the Option and (b) the unvested portion of the Option will be forfeited.

                    (4)          Termination by You. In the event of termination of your employment by you for any reason:  (a) for a period of three months following the termination of employment, you may exercise any or all of the then unexercised portion of the Option to the extent vested at the time of the termination and (b) the unvested portion of the Option will be forfeited.

                    (5)          Change in Control. In the event of a Change in Control (as defined in the Plan), the Option shall vest and be exercisable in accordance with the terms of the Plan.

                    Non-transferability of Option. This Option or any rights therein shall not be sold, exchanged, assigned, or otherwise transferred or pledged or otherwise encumbered in whole or in part, except by will or the laws of descent or distribution, and is exercisable during your lifetime only by you or your guardian or legal representative. If any sale, exchange, assignment, transfer, pledge or encumbrance of this Option or any rights therein shall be made or attempted, or if any attachment, execution, garnishment or lien shall be issued against or placed upon this Option, this Option shall be void and of no further effect.

                    Certifications. You represent and warrant that (1) you are acquiring this Option for your own account and investment and without any intent to distribute any shares upon exercise of the Option and (2) you have been furnished and have read the most recent Annual Report to Shareholders of Spartan and the Plan Description relating to the Plan. You shall not resell or distribute the shares received upon exercise of the Option except in compliance with such conditions as Spartan may reasonably specify to ensure compliance with federal and state securities laws.

                    Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this letter is to be paid in the case of your death prior to receipt of any or all of such benefit. Each such designation shall revoke all prior designations made by you, shall be in a form prescribed by the Committee, and will be effective only when filed by you in writing with the Vice President Human Resources of Spartan or his or her successor during your lifetime. In the absence of any such designation, benefits remaining unpaid at your death shall be paid to your estate.

                    Withholding. Spartan is entitled to:  (1) withhold and deduct from your future wages (or from other amounts that may be due and owing to you from Spartan), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to the Options, or (2) require you promptly to remit the amount of such withholding to Spartan before taking any action with respect to the Options. Withholding may be satisfied by withholding Common Stock to be delivered upon vesting and exercise of the Options or by delivery to Spartan of previously owned Common Stock.

                    Rights as a Shareholder. You shall have no rights as a shareholder of Spartan with respect to the shares subject to this letter until such time as the purchase price has been paid and the shares have been issued and delivered to you.

                    Binding Effect; Amendment. This letter agreement and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs,

successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and Spartan.

                    Miscellaneous.

                    (1)          This letter and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this letter, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you.

                    (2)          The Board may terminate, amend, or modify the Plan in accordance with the terms of the Plan.

                    (3)          You agree to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising your rights under this letter. This letter shall be subject to all applicable laws, rules, and regulations, Nasdaq Marketplace Rules, and to such approvals by any governmental agencies, The Nasdaq Stock Market or any other national securities exchanges as may be required.

                    (4)          To the extent not preempted by federal law, this letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

Very truly yours, Craig C. Sturken Chairman & CEO